      CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Jacobs Engineering Group Inc. for the registration of 3,371 shares of its common stock and to the incorporation by reference therein of our reports dated November 1, 1993, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1993 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                         ERNST & YOUNG LLP




Los Angeles, California
November 11, 1994

                                                     EXHIBIT 23.1